Exhibit 6.5

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”), dated as of November 17, 2025, is entered into by and between 20/20 Biolabs, Inc., a Delaware corporation (“Company”), and Streeterville Capital, LLC, a Utah limited liability company, its successors and/or assigns (“Investor”). Capitalized terms used but not otherwise defined herein will have the meanings set forth in Section 14.

A. Company and Investor are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (the “SEC”).

B. Investor desires to purchase and Company desires to issue and sell, upon the terms and conditions set forth in this Agreement: (i) up to $40,000,000.00 (the “Commitment Amount”) in Series E Convertible Preferred Stock, par value $0.01, of Company (the “Preferred Shares”); (ii) 50,000 shares of Common Stock, par value $0.01 per share, of Company (the “Common Shares”), as a commitment fee for the funding facility set forth herein (the “Commitment Shares”); (iii) 475,000 Common Shares to be used as pre-delivery shares (the “Pre-Delivery Shares”); and (iv) a Warrant to Purchase Common Shares in the form attached hereto as Exhibit A (the “Warrant”).

D. The Preferred Shares are convertible into Common Shares, upon the terms and subject to the limitations and conditions set forth in the Certificate of Designation of Preferences and Rights of Series E Convertible Preferred Stock substantially in the form attached hereto as Exhibit B (the “Certificate of Designation”).

E. This Agreement, the Warrant, the Certificate of Designation, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

F. For purposes of this Agreement: “Conversion Shares” means all Common Shares issuable upon conversion of the Preferred Shares; “Warrant Shares” means all Common Shares issuable upon exercise of the Warrant; and “Securities” means the Pre-Delivery Shares, the Commitment Shares, the Preferred Shares, the Conversion Shares, the Warrant Shares and the Warrant.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Purchase and Sale of Securities.

1.1. First Closing. Subject to the satisfaction (or written waiver by Investor) of the conditions set forth in Section 7.1 and Section 8.1 below, the date of the issuance and sale of the Pre-Delivery Shares and the Commitment Shares pursuant to this Agreement (the “First Closing Date”) shall be November 17, 2025, or another mutually agreed upon date. The issuance of the Pre-Delivery Shares (the “First Closing”) shall occur on the First Closing Date by means of the exchange of electronic signatures, but shall be deemed for all purposes to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah. On the First Closing Date, Investor shall pay to Company via wire transfer of immediately available funds $4,750.00 (the “First Closing Purchase Price”) against delivery of the Pre-Delivery Shares and the Commitment Shares.

1.2. Second Closing. Upon the satisfaction (or written waiver by Investor) of the conditions set forth in Section 7.2 and Section 8.2 below, Company shall issue and sell to Investor and Investor shall purchase from Company 5,000 Preferred Shares (the “Initial Preferred Shares”) and the Warrant (such date of closing, the “Second Closing Date”). On the Second Closing Date, Investor shall pay to Company $5,000,000.00 (the “Second Closing Purchase Price”) via wire transfer of immediately available funds against delivery of the Initial Preferred Shares and the Warrant. The purchase price per share for the purchase of all Preferred Shares pursuant to this Agreement will be $1,000.00 per share. Company agrees to pay $25,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Securities (the “Transaction Expense Amount”). The Transaction Expense Amount will be deducted from the Second Closing Purchase Price.

1.3. Request for Purchase of Additional Preferred Shares. The parties hereby agree that Company may, at its sole and absolute discretion, at any time and from time to time during the Commitment Period (as defined below), subject to the satisfaction of the conditions set forth in Annex I attached hereto, request that Investor purchase additional Preferred Shares in an amount no more than the Maximum Purchase Amount and no less than the Minimum Purchase Amount by providing a written notice of such request to Investor (each, a “Request”). The closing of each Preferred Share purchase shall take place on or before the third (3rd) Trading Day following the date of such Request (the date of the closing of each Preferred Share purchase shall be referred to as the “Preferred Share Purchase Date”). Subject to the satisfaction of the conditions set forth in Annex I attached hereto as of such Preferred Share Purchase Date, Investor shall pay to Company the amount set forth in such Request (which amount shall serve as the purchase price of such Preferred Share purchase) in immediately available funds to an account designated by Company in writing.

1.4. Exchange Cap. Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents, Company and Investor agree that the total cumulative number of Common Shares issued to Investor pursuant to conversion of the Preferred Shares and exercises of the Warrant together with all other issuances under the Transaction Documents may not exceed the requirements of Nasdaq Listing Rule 5635(d) (the “Exchange Cap”), except that such limitation will not apply following Approval (defined below) or if otherwise inapplicable. Within ninety (90) days of the Second Closing, Company will seek stockholder approval of the issuance of all Preferred Shares that have been or may be issued hereunder covering the full Commitment Amount, the issuance of Conversion Shares, the Pre-Delivery Shares, the Commitment Shares, and the Warrant Shares in excess of the Exchange Cap (the “Approval”).

1.5. Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents, if at any time Investor shall or would be issued Common Shares, but such issuance would cause Investor (together with its affiliates) to own a number of shares exceeding 9.99% of the number of Common Shares outstanding on such date (the “Maximum Percentage”), Company must not issue to Investor Common Shares which would exceed the Maximum Percentage. The foregoing Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

2. Investor’s Representations and Warranties. Investor represents and warrants to Company that as of the Closing Date: (i) this Agreement has been duly and validly authorized by Investor; (ii) this Agreement constitutes a valid and binding agreement of Investor enforceable in accordance with its terms; and (iii) Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act. (iv) Investor is acquiring the Securities for its own account, for investment purposes only, and not with a view to or for sale in connection with any distribution thereof in violation of the 1933 Act or any applicable state securities laws; (v) Investor acknowledges that the offer and sale of the Securities was not made by means of any general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising; (vi) Investor has been afforded the opportunity to ask questions of and receive answers from Company and its management regarding Company, its business, and the terms and conditions of the offering of the Securities, and to obtain any additional information necessary to verify the accuracy of the information provided to Investor, and Investor has conducted its own independent evaluation of the risks and merits of its investment in the Securities; (vii) Investor understands that the Securities have not been registered under the 1933 Act or any state securities laws and are being offered and sold in reliance upon exemptions from the registration requirements of the 1933 Act and applicable state securities laws, and that the Securities are “restricted securities” under applicable federal and state securities laws and may not be resold or transferred unless such Securities are subsequently registered or an exemption from registration is available; (viii) Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment; and (ix) Investor has not engaged any broker, finder, or intermediary in connection with the transactions contemplated by this Agreement, and no broker, finder, or intermediary is entitled to any fee or commission in connection therewith by reason of any action taken by Investor.

3. Company’s Representations and Warranties. Company represents and warrants to Investor that as of each Closing Date: (i) Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) Company is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary; (iii) after the Initial Listing Date, Company will have registered its Common Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and will be obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act; (iv) each of the Transaction Documents and the transactions contemplated hereby and thereby, have been duly and validly authorized by Company and all necessary actions have been taken; (v) this Agreement and all the other Transaction Documents have been duly executed and delivered by Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms; (vi) the execution and delivery of the Transaction Documents by Company, the issuance of the Securities in accordance with the terms hereof, and the consummation by Company of the other transactions contemplated by the Transaction Documents do not and will not conflict with or result in a breach by Company of any of the terms or provisions of, or constitute a default under (a) Company’s formation documents or bylaws, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Company is a party or by which it or any of its properties or assets are bound, including, without limitation, any listing agreement for the Common Shares, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of Company’s properties or assets; (vii) except for the Approval, no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any investor or lender of Company is required to be obtained by Company for the issuance of the Securities to Investor or the entering into of the Transaction Documents; (viii) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Company, threatened against or affecting Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on Company or which would adversely affect the validity or enforceability of, or the authority or ability of Company to perform its obligations under, any of the Transaction Documents; (ix) Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act; (x) with respect to any commissions, placement agent or finder’s fees or similar payments that will or would become due and owing by Company to any person or entity as a result of this Agreement or the transactions contemplated hereby (“Broker Fees”), any such Broker Fees will be made in full compliance with all applicable laws and regulations and only to a person or entity that is a registered investment adviser or registered broker-dealer; (xi) Investor shall have no obligation with respect to any Broker Fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and Company shall indemnify and hold harmless each of Investor, Investor’s employees, officers, directors, stockholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses suffered in respect of any such claimed Broker Fees; (xii) neither Investor nor any of its officers, directors, stockholders, members, managers, employees, agents or representatives has made any representations or warranties to Company or any of its officers, directors, employees, agents or representatives except as expressly set forth in the Transaction Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, employees, agents or representatives other than as set forth in the Transaction Documents; (xiii) Company acknowledges that the State of Utah has a reasonable relationship and sufficient contacts to the transactions contemplated by the Transaction Documents and any dispute that may arise related thereto such that the laws and venue of the State of Utah, as set forth more specifically in Section 15.2 below, shall be applicable to the Transaction Documents and the transactions contemplated therein; (xiv) Company acknowledges that Investor is not registered as a “dealer” under the 1934 Act; and (xv) Company has performed due diligence and background research on Investor and its affiliates and has received and reviewed the due diligence packet provided by Investor. Company, being aware of the matters and legal issues described in subsections (xiv) and (xv) above, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information or legal theory as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations.

4. Covenants. Company covenants with Investor as follows, which covenants are for the benefit of Investor during the Commitment Period:

4.1. Registration Statements.

(a) Initial Registration Statement. Company will file with the SEC within fifteen (15) days of the First Closing Date, a registration statement on Form S-1 (the “Initial Registration Statement”) registering at least 5,050,000 Common Shares (subject to any limits that may be imposed pursuant to Rule 415 under the 1933 Act or the rules and regulations of the Principal Market) for the resale of the Commitment Shares and the Warrant Shares, including a base prospectus, with respect to the issuance and sale of securities by Company, including Common Shares, which contains, among other things a Plan of Distribution section disclosing the methods by which Investor may sell the Common Shares. Except where the context otherwise requires, the Initial Registration Statement, as amended when it becomes effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the SEC pursuant to Rule 424(b) (a “Prospectus”) under the 1933 Act or deemed to be a part of the Initial Registration Statement pursuant to Rule 430B of the 1933 Act, is herein called the “Registration Statement.” Following effectiveness of the Initial Registration Statement, Company will use reasonable best efforts to maintain the effectiveness of the Initial Registration Statement at all times Investor owns any of the Securities. Company will file any required sticker updates within three (3) Trading Days of the occurrence of the event necessitating such update.

(b) Subsequent Registration Statement. Within fifteen (15) days of the Initial Listing Date, Company will file another registration statement on Form S-1 (the “Subsequent Registration Statement”) registering at least 10,000,000 Common Shares (subject to any limits that may be imposed pursuant to Rule 415 under the 1933 Act or the rules and regulations of the Principal Market) for the resale of the Pre-Delivery Shares, the Conversion Shares, and any other Common Shares issuable pursuant to this Agreement or the Preferred Shares. Company shall use commercially reasonable efforts and take all necessary actions to cause the Subsequent Registration Statement to be declared effective by the SEC within ninety (90) days of the Initial Listing Date. If the Subsequent Registration Statement has not been declared effective by such date, then Company will pay a cash fee to Investor equal to one percent (1%) of the Preferred Share Outstanding Balance on such ninetieth (90th) day and continue to pay in cash a fee equal to one percent (1%) of the Preferred Share Outstanding Balance for each thirty (30) days that the Subsequent Registration Statement is not declared effective until the date that is six (6) months from the Initial Listing Date. Company covenants to file one or more Registration Statements as necessary to have sufficient Common Shares registered to at all times accommodate the conversion of the full Commitment Amount into Common Shares. Following effectiveness of the Subsequent Registration Statement, Company will use reasonable best efforts to maintain the effectiveness of the Subsequent Registration Statement at all times Investor owns any of the Securities. Company will file any required sticker updates within three (3) Trading Days of the occurrence of the event necessitating such update.

(c) Initial Disclosure. Within four (4) Trading Days after the Closing Date, Company shall file with the SEC a current report on Form 8-K or such other appropriate form as determined by counsel to Company (the “Current Report”), relating to the transactions contemplated by this Agreement disclosing all information relating to the transaction contemplated hereby required to be disclosed therein.

(d) Amendments and Other Filings. Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, and (ii) all Periodic Reports as may be necessary to keep such Registration Statement effective at all times during the Commitment Period.

(e) Blue-Sky. To the extent legally required, Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions. Company shall promptly notify Investor of the receipt by Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

4.2. Listing of Common Shares. As of each Conversion Notice Date, Company will use its commercially reasonable efforts to cause the Conversion Shares to be listed on the Principal Market.

4.3. Notice of Certain Events Affecting Registration; Suspension of Right to Request a Purchase of Preferred Shares. Company will promptly notify Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations, receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the 1933 Act or any other law; (v) Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate and Company will promptly make available to Investor any such supplement or amendment to the related Prospectus. Investor shall not deliver to Company any Conversion Notice (as defined in the Certificate of Designation), and Company shall not issue any Conversion Shares pursuant to any pending Conversion Notice, during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (v), inclusive, a “Material Outside Event”). Company shall be obligated to cure any Material Outside Event within ten (10) Trading Days. Notwithstanding anything to the contrary contained in this paragraph, consistent with Section 4.6, Company may not disclose to the Investor any material information not yet publicly available or disclosed to other shareholders.

4.4. Market Activities. Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the manipulation of the price of any security of Company under Regulation M of the 1934 Act.

4.5. No Frustration. Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of Company to deliver the Conversion Shares to Investor in respect of a Conversion Notice.

4.6. Material Non-Public Information. From and after the filing of the Current Report with the SEC, Company shall have publicly disclosed all material, non-public information delivered to Investor (or Investor’s representatives or agents) by Company or any of its subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with Company and any of its subsidiaries.  Company understands and confirms that Investor will rely on the foregoing representations in effecting resales of Conversion Shares under the Registration Statement. Company covenants and agrees that, other than with Investor’s prior written consent (which may be withheld in Investor’s sole discretion), it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the 1933 Act, the 1934 Act, or the rules and regulations of the SEC) to Investor without also disseminating such information to the public within a reasonable time period thereafter, unless prior to disclosure of such information Company identifies such information as being material non-public information and provides Investor with the opportunity to accept or refuse to accept such material non-public information for review.

5. Indemnification.

5.1. Indemnification by Company. In consideration of Investor’s execution and delivery of this Agreement and acquiring the Preferred Shares hereunder, and in addition to all of Company’s other obligations under this Agreement, Company shall defend, protect, indemnify and hold harmless Investor and its officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls Investor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Conversion Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Company by or on behalf of Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by Company may be unenforceable under Applicable Laws, Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

5.2. Indemnification by Investor. In consideration of Company’s execution and delivery of this Agreement, and in addition to all of Investor’s other obligations under this Agreement, Investor shall defend, protect, indemnify and hold harmless Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Conversion Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Investor will only be liable for written information relating to Investor furnished to Company by or on behalf of Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Investor by or on behalf of Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by Investor; or (c) any breach of any covenant, agreement or obligation of Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by Investor. To the extent that the foregoing undertaking by Investor may be unenforceable under Applicable Laws, Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

5.3. Notice of Claims. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Section 5 except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

6. Termination. So long as no Preferred Shares are outstanding and Investor owns no Conversion Shares, Company will have the right to terminate this Agreement upon ten (10) days’ prior written notice to Investor.

7. Conditions to Company’s Obligation to Sell.

7.1. The obligation of Company hereunder to issue and sell the Pre-Delivery Shares and the Commitment Shares to Investor at the First Closing is subject to the satisfaction, on or before the First Closing Date, of each of the following conditions:

(a) Investor shall have executed this Agreement and delivered the same to Company.

(b) Investor shall have delivered the First Closing Purchase Price to Company.

7.2. The obligation of Company hereunder to issue and sell the Initial Preferred Shares and the Warrant to Investor at the Second Closing is subject to the satisfaction, on or before the Second Closing Date, of each of the following conditions:

(a) Investor shall have executed all applicable Transaction Documents and delivered the same to Company.

(b) Investor shall have delivered the Second Closing Purchase Price to Company.

8. Conditions to Investor’s Obligation to Purchase.

8.1. The obligation of Investor hereunder to purchase the Pre-Delivery Shares and the Commitment Shares at the First Closing is subject to the satisfaction, on or before the First Closing Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

(a) Company shall have executed this Agreement and delivered the same to Investor.

(b) Company shall have issued the Pre-Delivery Shares and Commitment Shares to Investor.

(c) Company shall have delivered to Investor a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit C evidencing Company’s approval of the Transaction Documents.

8.2. The obligation of Investor hereunder to purchase the Initial Preferred Shares and the Warrant at the Second Closing is subject to the satisfaction, on or before the Second Closing Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

(a) Company shall have executed the Warrant and delivered the same to Investor.

(b) Company shall have filed and had accepted the Certificate of Designation with the Delaware Secretary of State.

(c) The Initial Listing Date shall have occurred.

(d) The Initial Registration Statement shall have been declared effective by the SEC (including the resale registration of the Commitment Shares and the Warrant Shares).

(e) Company shall have delivered to Investor a fully executed Irrevocable Letter of Instructions to Transfer Agent (the “TA Letter”) substantially in the form attached hereto as Exhibit D acknowledged and agreed to in writing by Company’s transfer agent (the “Transfer Agent”).

(f) Company shall have delivered to Investor fully executed copies of all other Transaction Documents required to be executed by Company herein or therein.

9. Reservation of Shares. On the date hereof, Company will reserve 3,500,000 Common Shares from its authorized and unissued Common Shares to provide for all issuances of Common Shares pursuant to conversions of the Preferred Shares (the “Share Reserve”). Company further agrees to add additional Common Shares to the Share Reserve in increments of 100,000 shares as and when requested by Investor if as of the date of any such request the number of Common Shares being held in the Share Reserve is less than three (3) times the number of Common Shares obtained by multiplying the total number of Preferred Shares owned by Investor as of the date of the request by the Stated Value (as defined in the Certificate of Designation) and dividing the resulting product by the Conversion Price (as defined in the Certificate of Designation), plus the number of Common Shares necessary to exercise the Warrant in full. Company shall further require its Transfer Agent to hold the Common Shares reserved pursuant to the Share Reserve exclusively for the benefit of Investor and to issue such shares to Investor promptly upon Investor’s delivery of a Conversion Notice under the Certificate of Designation or a Notice of Exercise under the Warrant.

10. Most Favored Nation. So long as Investor owns any Preferred Shares or the Warrant, upon any issuance by Company of any security with any term or condition more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to Investor in the Transaction Documents, then Company shall notify Investor of such additional or more favorable term, which notice may be provided by means of a current report on Form 8-K or other filing with the SEC, and such term, at Investor’s option, shall become a part of the Transaction Documents for the benefit of Investor. Additionally, if Company fails to notify Investor of any such additional or more favorable term, but Investor becomes aware that Company has granted such a term to any third party, Investor may notify Company of such additional or more favorable term and such term shall become a part of the Transaction Documents retroactive to the date on which such term was granted to the applicable third party. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing fixed purchase prices, conversion discounts, conversion lookback periods, interest rates/preferred return rates, dividend rights, original issue discounts, floor prices, conversion prices, anti-dilution protection and exercise prices. Company covenants and agrees to amend the Certificate of Designation to effectuate the provisions of this Section 10, if necessary, within seven (7) Trading Days of the issuance of the applicable security with the more favorable term or terms. Notwithstanding the foregoing, this Section shall not apply to Exempt Issuances or to the issuance of debt securities.

11. Pre-Delivery Share Repurchase Right. Company shall have the right, at any time after the earlier of: (i) Investor owning 250 or fewer Preferred Shares and the unfunded Commitment Amount is equal to zero, or (ii) the date that is three (3) years from the First Closing Date (provided company is not in default under the Certificate of Designation), to repurchase the Pre-Delivery Shares upon a written request delivered to Investor, and within thirty (30) Trading Days of such written request from Company, Investor shall deliver to Company a number of Common Shares equal to the number of Pre-Delivery Shares (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the date hereof) delivered to Investor hereunder, and Company will pay Investor $0.01 for each such Pre-Delivery Share (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the date hereof) prior to Investor’s delivery of such shares.

12. Reinvestment Right. At any time during the period beginning on the Second Closing Date and ending on the date that is one (1) year after the Second Closing Date, Investor will have the right, but not the obligation, to purchase up to an additional $4,000,000.00 in Preferred Shares in one or more tranches. Purchases of additional Preferred Shares pursuant to this Section 12 will be reduced from the Commitment Amount.

13. Participation Right. At any time during the period beginning on the Initial Listing Date and ending on the date that is one (1) year after the Initial Listing Date, Company hereby grants to Investor a participation right, whereby Investor shall have the right to participate at Investor’s discretion in up to twenty percent (20%) of the amount sold in any debt or equity financing (the “Participation Right”). Within two (2) Trading Days following the consummation of a financing (provided, however, that with respect to any public offering of Company’s securities, the aforementioned time frame shall instead be upon the commencement of offers to the public), Company will provide Investor with written notice of the consummation of such financing, along with copies of the transaction documents. Investor will then have up to five (5) Trading Days (provided, however, that with respect to any public offering of Company’s securities, the aforementioned time frame shall instead be upon the commencement of offers to the public) to elect to purchase up to twenty percent (20%) of the amount of debt or equity securities issued in such transaction on the most favorable terms and conditions offered to any other purchaser of the same securities by delivering written notice to Company within such period. If Investor does not provide written notice of its election within such period, the Participation Right with respect to such financing shall be deemed waived. Any participation by Investor shall be subject to all applicable laws, rules, regulations, and the rules of any stock exchange or self-regulatory organization, as well as any contractual restrictions binding on Company at the time of such financing. The parties agree that in the event Company breaches its obligations with respect to the Participation Right, Investor’s sole and exclusive remedy shall be to receive as liquidated damages, an amount equal to ten percent (10%) of the amount Investor would have been entitled to invest under the Participation Right. For the avoidance of doubt, Company’s breach of its obligations with respect to the Participation Right will not be considered Event of Default (as defined in the Certificate of Designation) under the Certificate of Designation. Notwithstanding the foregoing, this Section 13 shall not apply to an Exempt Issuance. The Participation Right shall automatically terminate and be of no further force or effect upon the date on which Investor no longer holds any Preferred Shares or the Warrant issued pursuant to this Agreement.

14. Certain Definitions.

14.1. “Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any sanctions laws.

14.2. “Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Company’s securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of Company, or would otherwise have the power to control Company or to direct the operations of Company. Notwithstanding the foregoing, “Change of Control” shall not include (i) any bona fide equity financing in which Company issues securities for capital-raising purposes and no single investor or group acting together acquires more than 50% of the voting power of Company, (ii) any internal reorganization or restructuring of Company or its subsidiaries that does not result in a change in the ultimate beneficial ownership of Company, or (iii) any transaction with an affiliate of Company that does not result in a change in the ultimate beneficial ownership of Company. For the avoidance of doubt, a merger or consolidation in which Company is the surviving entity and the shareholders of Company immediately prior to such transaction continue to hold at least a majority of the voting power of Company immediately following such transaction shall not constitute a Change of Control.

14.3. “Commitment Period” means the period beginning on the Second Closing Date and ending on the earlier of: (i) the date that is two (2) years from the Second Closing Date, and (ii) the date Company has sold $40,000,000.00 in Preferred Shares hereunder. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Commitment Period for any Preferred Shares shall automatically terminate immediately prior to the consummation of such Change of Control. Investor may waive this condition subsequent, at its sole discretion. For the avoidance of doubt, the termination of the Commitment Period will not affect Company’s obligations with respect to Preferred Shares issued prior to the termination of the Commitment Period.

14.4. “Conversion Notice” means a written notice delivered by Investor to Company requiring Company to sell Conversion Shares to Investor.

14.5. “Conversion Notice Date” means each date Investor delivers to Company a Conversion Notice.

14.6. “Exempt Issuance” means the issuance of (a) Common Shares or options to employees, officers, directors or consultants of Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to Company, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued at a price of at least $5.00 per share (as adjusted for any forward or reverse stock splits or similar events) pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of Company provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of Company and shall provide to Company additional benefits in addition to the investment of funds, but shall not include a transaction in which Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) Common Shares, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to an equipment leasing or real property leasing transaction approved by a majority of the disinterested directors of Company, (e) Common Shares, options or convertible securities issued in connection with the provision of goods or services pursuant to transactions approved by a majority of the disinterested directors of Company, (f) Common Shares, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved a majority of the disinterested directors of Company, and (g) Common Shares, options or convertible securities in connection with an equity financing following the date that is 120 days from the effective date of the registration statement registering the resale of the Conversion Shares, so long as such issuance price is at least $5.00 per share (as adjusted for any forward or reverse stock splits or similar events). Notwithstanding the foregoing, in no event will the issuance of any security containing a term or feature that varies with the market price of the Common Shares be considered an Exempt Issuance, and no issuances after the date that is 18 months following the Initial Issuance Date will be considered Exempt Issuances.

14.7. “Initial Listing Date” means the first date that Company’s Common Shares trade on the Principal Market.

14.8. “Maximum Purchase Amount” means $4,000,000.00 less the Preferred Share Outstanding Balance, rounded down to the nearest $1,000.00.

14.9. “Minimum Purchase Amount” means $250,000.00.

14.10. “Nasdaq Minimum Price” means the Minimum Price as defined under Nasdaq Rule 5635(d).

14.11. “Periodic Reports” shall mean Company’s (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q, (iii) any current report to be filed on Form 8-K, and (iv) all other reports required to be filed by Company with the SEC under Applicable Laws and regulations (including, without limitation, Regulation S-K); provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all Applicable Laws and regulations.

14.12. “Preferred Share Outstanding Balance” means the total Stated Value of all outstanding Preferred Shares plus accrued but unpaid interest held by Investor as of the applicable measurement date.

14.13. “Principal Market” means the Nasdaq Stock Market; provided however, that in the event Company’s Common Shares are ever listed or traded on the New York Stock Exchange or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which Company’s Common Shares are then listed or traded.

14.14. “Trading Day” means any day that the Principal Market is open for trading.

15. Miscellaneous. The provisions set forth in this Section 15 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 15 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

15.1. Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit E) arising under this Agreement or any other Transaction Document or any other agreement between the parties and their affiliates or any Claim relating to the relationship of the parties to binding arbitration pursuant to the arbitration provisions set forth in Exhibit E attached hereto (the “Arbitration Provisions”). For the avoidance of doubt, the parties agree that the injunction described in Section 15.3 below may be pursued in an arbitration that is separate and apart from any other arbitration regarding all other Claims arising under the Transaction Documents. The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Company represents, warrants and covenants that Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Company will not take a position contrary to the foregoing representations. Company acknowledges and agrees that Investor may rely upon the foregoing representations and covenants of Company regarding the Arbitration Provisions.

15.2. Governing Law; Venue. This Agreement and all Transaction Documents shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement and the Transaction Documents shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to any Transaction Document or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah. Without modifying the parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with any of the Transaction Documents (and notwithstanding the terms (specifically including any governing law and venue terms) of any transfer agent services agreement or other agreement between the Transfer Agent and Company, such litigation specifically includes, without limitation any action between or involving Company and the Transfer Agent or otherwise related to Investor in any way (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Common Shares to Investor for any reason)), each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Common Shares to Investor for any reason) outside of any state or federal court sitting in Salt Lake County, Utah, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Company covenants and agrees to name Investor as a party in interest in, and provide written notice to Investor in accordance with Section 15.10 below prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a party to this Agreement, including without limitation the Transfer Agent) that is related in any way to the Transaction Documents or any transaction contemplated herein or therein, including without limitation any action brought by Company to enjoin or prevent the issuance of any Common Shares to Investor by the Transfer Agent, and further agrees to timely name Investor as a party to any such action. Company acknowledges that the governing law and venue provisions set forth in this Section 15.2 are material terms to induce Investor to enter into the Transaction Documents and that but for Company’s agreements set forth in this Section 15.2 Investor would not have entered into the Transaction Documents.

15.3. Specific Performance. Company acknowledges and agrees that Investor may suffer irreparable harm in the event that Company fails to perform any material provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that Investor shall be entitled to seek one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which Investor may be entitled under the Transaction Documents, at law or in equity. Company specifically agrees that: (i) following an Event of Default (as defined in the Certificate of Designation) under the Certificate of Designation, Investor shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting Company from issuing any of its Common Shares to any party unless fifty percent (50%) of the net proceeds received by Company in connection with such issuance are simultaneously used by Company to make a redemption of the Preferred Shares under the Certificate of Designation; (ii) following a breach of Section 12(l) of the Certificate of Designation, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator invalidating such lock-up; and (iii) if Company enters into a definitive agreement that contemplates a Fundamental Transaction (as defined in the Certificate of Designation), unless such agreement contains a closing condition that the Preferred Shares are redeemed in full upon consummation of the transaction or Investor has provided its written consent in writing to such Fundamental Transaction, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator preventing the consummation of such transaction. Company specifically acknowledges and agrees that Investor’s right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to Investor. For the avoidance of doubt, in the event Investor seeks to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any Transaction Document, such action shall not be a waiver of any right of Investor under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents, nor shall Investor’s pursuit of an injunction prevent Investor, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims in the future in a separate arbitration.

15.4. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any determination or arithmetic calculation under the Transaction Documents, including without limitation, calculating the Conversion Price, Conversion Shares, or VWAP (as defined in the Certificate of Designation) (each, a “Calculation”), Company or Investor (as the case may be) shall submit any disputed Calculation via email with confirmation of receipt (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to Company or Investor (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after Investor learned of the circumstances giving rise to such dispute. If Investor and Company are unable to agree upon such Calculation within two (2) Trading Days of such disputed Calculation being submitted to Company or Investor (as the case may be), then the parties shall mutually agree upon an independent, reputable investment bank or accounting firm (the “Calculation Agent”) to resolve the dispute. The Calculation Agent must be independent and have no material relationship with either Company or the Investor, and must disclose any actual or potential conflicts of interest prior to engagement. Company shall have five (5) Trading Days from receipt of notice of the proposed Calculation Agent to object in writing to the selection, in which case the parties shall confer in good faith to select an alternative Calculation Agent. If the parties cannot agree on a Calculation Agent within three (3) Trading Days after such objection, either party may request that the dispute be settled by Arbitration in accordance with Exhibit E.  The Calculation Agent’s determination of the disputed Calculation shall be binding upon all parties absent demonstrable error. The Calculation Agent’s fee for performing such Calculation shall be shared equally by Company and the Investor.  In the event Company is the losing party, no extension of the Delivery Date (as defined in the Certificate of Designation) shall be granted and Company shall incur all effects for failing to deliver the applicable shares in a timely manner as set forth in the Transaction Documents. Any change from the initially designated Calculation Agent shall require the mutual written consent of both Company and the Investor.

15.5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered electronically (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.6. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

15.7. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

15.8. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

15.9. Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

15.10. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail or with an international courier, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

20/20 Biolabs, Inc.

Attn: Jonathan Cohen

9430 Key West Avenue

Suite 100

Rockville, Md, 20850

Email:

With a copy, which shall not constitute notice to:

Bevilacqua PLLC

Attn: Louis A. Bevilacqua

1050 Connecticut Ave., NW

Suite 500

Washington, DC 20036

Email:

If to Investor:

Streeterville Capital, LLC

Attn: John M. Fife

297 Auto Mall Drive #4

St. George, Utah 84770

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan Hansen

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84048

15.11. Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its affiliates, in whole or in part, without the need to obtain Company’s consent thereto, provided that any such assignee agrees in writing to by bound by the terms of this Agreement) as though an original party hereto. Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder, whether directly or indirectly, without the prior written consent of Investor, and any such attempted assignment or delegation shall be null and void.

15.12. Survival. The representations and warranties of Company and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Investor.

15.13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15.14. Investor’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient.

15.15. Attorneys’ Fees and Cost of Collection. In the event any suit, action or arbitration is filed by either party against the other to interpret or enforce any of the Transaction Documents, the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

15.16. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

15.17. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

15.18. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

15.19. Voluntary Agreement. Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. Company has had the opportunity to seek the advice of an attorney of Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by Investor or anyone else.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

20/20 Biolabs, Inc.

By:	/s/ Jonathan Cohen
Jonathan Cohen, Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

ATTACHED EXHIBITS:

Exhibit A	Warrant
Exhibit B	Certificate of Designation
Exhibit C	Officer’s Certificate
Exhibit D	Transfer Agent Letter
Exhibit E	Arbitration Provisions

annex I

CONDITIONS PRECEDENT TO INVESTOR’S OBLIGATION TO PURCHASE ADDITIONAL PREFERRED SHARES

The obligation of Investor to purchase from Company additional Preferred Shares hereunder on each Preferred Share Purchase Date is subject to the satisfaction, as of the date of each Request and each Preferred Share Purchase Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion by providing Company with prior written notice thereof:

(a)	Company shall have duly executed and delivered to Investor each of the Transaction Documents to which it is a party.

(b)	There is an effective Registration Statement pursuant to which Investor is permitted to utilize the prospectus thereunder to sell all of the Conversion Shares issuable pursuant to conversion of such Preferred Shares. The Current Report shall have been filed with the SEC and Company is current in its reporting obligations under the 1934 Act and applicable SEC regulations as of the applicable Preferred Share Purchase Date. Upon request, Investor shall have received an opinion of counsel to Company, in the form reasonably acceptable to Investor, with respect to the effectiveness of the Registration Statement.

(c)	No Material Outside Event shall have occurred and be continuing.

(d)	The 20-day and 60-day median and average daily trading volume must be greater than or equal to $250,000.00, as reported by Bloomberg, L.P.

(e)	Company shall be in full compliance with the Share Reserve requirements in Section 9 of the Agreement.

(f)	The number of Common Shares that remain available for issuance under the Registration Statement shall be at least 200% of the maximum number of Common Shares issuable pursuant to conversion of all outstanding Preferred Shares (taking into account all Preferred Shares that will be outstanding upon the closing of the Preferred Shares requested and calculated based on the Floor Price (as defined in the Certificate of Designation) as of the date of determination without taking into account any of the limitations set forth herein).

(g)	All of the Conversion Shares issuable pursuant to the applicable Preferred Shares shall have been duly authorized by all necessary corporate action of Company. All Conversion Shares relating to all prior Preferred Shares required to have been received by Investor shall have been delivered to Investor in accordance with such Preferred Shares.

(h)	Upon request, Company shall have delivered to Investor a certificate evidencing the incorporation and good standing of Company as of a date within ten (10) days of the Preferred Share Purchase Date.

(i)	The board of directors of Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of Company shall have been provided to Investor.

(j)	Each and every representation and warranty of Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of the Preferred Share Purchase Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions set forth in each Transaction Document required to be performed, satisfied or complied with by Company at or prior to the applicable Preferred Share Purchase Date.

I-1

(k)	Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Shares is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified Company in writing that DTC has determined not to impose any such suspension or restriction).

(l)	Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Conversion Shares.

(m)	To Company’s knowledge, no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(n)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a material adverse effect, or an Event of Default.

(o)	The Preferred Share Outstanding Balance shall be less than $2,000,000.00.

(p)	The market capitalization of Company must be greater than or equal to $75,000,000.00.

(q)	Company shall have notified the Principal Market of the issuance of all of the Conversion Shares hereunder, in accordance with the Principal Market’s customary process for the listing of additional shares.

(r)	Upon request, Company shall have delivered to Investor a compliance certificate executed by the Chief Executive Officer of Company certifying that Company has complied with all of the conditions precedent to the applicable Preferred Shares set forth herein and which may be relied upon by Investor as evidence of satisfaction of such conditions without any obligation to independently verify.

(s)	Company and its subsidiaries shall have delivered to Investor such other documents, instruments or certificates relating to the transactions contemplated by this Agreement or the Preferred Shares as Investor or its counsel may reasonably request.

(t)	The Conversion Shares would be available for immediate resale by Investor in Investor’s brokerage account.

(u)	Company’s stockholder equity as reported in its most recent Periodic Report is at least $3,000,000.00.

(v)	Company is not in a noncompliance period with Nasdaq continued listing requirements.

(w)	Company shall have obtained the Approval, and such Approval shall remain in full force and effect.

I-2

Exhibit A

Warrant

THIS WARRANT AND THE COMMON STOCK ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON STOCK ISSUABLE HEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR ANY SHARES ISSUABLE HEREUNDER UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO 20/20 BIOLABS, INC. OR ITS TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED.

20/20 BIOLABS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

16. Issuance. For good and valuable consideration as set forth in the Purchase Agreement (as defined below), including without limitation the Second Closing Purchase Price (as defined in the Purchase Agreement), the receipt and sufficiency of which are hereby acknowledged by 20/20 Biolabs, Inc., a Delaware corporation (“Company”); Streeterville Capital, LLC, a Utah limited liability company, its successors and/or registered assigns (“Investor”), is hereby granted the right to purchase at any time on or after the Initial Listing Date until the date which is the last calendar day of the month in which the nine (9) month anniversary of the Initial Listing Date occurs (the “Expiration Date”), a number of fully paid and non-assessable shares (the “Warrant Shares”) of Company’s common stock, par value $0.01 per share (the “Common Stock”), equal to $40,000,000.00 divided by the Nasdaq Valuation Price, as such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant to Purchase Shares of Common Stock (this “Warrant”).

This Warrant is being issued pursuant to the terms of that certain Securities Purchase Agreement dated November 17, 2025, to which Company and Investor are parties (as the same may be amended from time to time, the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference. Moreover, to the extent any defined terms used herein are defined in any other Transaction Document (as so noted herein), such defined term shall remain applicable in this Warrant even if the other Transaction Document has been released, satisfied, or is otherwise cancelled. This Warrant was issued to Investor on [_______] (the “Issue Date”).

17. Exercise of Warrant.

17.1. General.

(a) This Warrant is exercisable in whole or in part at any time and from time to time commencing on the Initial Listing Date and ending on the Expiration Date at a price equal to the Exercise Price. Such exercise shall be effectuated by submitting to Company (either by delivery to Company or by email or facsimile transmission) a completed and signed Notice of Exercise substantially in the form attached to this Warrant as Exhibit A (the “Notice of Exercise”). The date a Notice of Exercise is either faxed, emailed or delivered to Company shall be the “Exercise Date”. The Notice of Exercise shall be executed by Investor and shall indicate the number of Warrant Shares to be issued pursuant to such exercise.

(b) Notwithstanding any other provision contained herein or in any other Transaction Document to the contrary, if the Initial Registration Statement (as defined in the Purchase Agreement) is not declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on or before the date that is six (6) months from the Issue Date, then at any time thereafter and during the Exercise Period, Investor may elect a “cashless” exercise of this Warrant for any Warrant Shares, in which event the Company shall issue to Investor a number of Warrant Shares computed using the following formula:

X = Y (A-B)

A

Where X =	the number of Warrant Shares to be issued to Investor.

Y =	the number of Warrant Shares that the Investor elects to purchase under this Warrant (at the date of such calculation).

A =	the Closing Trade Price on the Trading Day immediately prior to the Exercise Date.

B =	Exercise Price (as adjusted to the date of such calculation).

(c) The Exercise Price per share of Common Stock for the Warrant Shares shall be payable, at the election of Investor, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by Company at the request of Investor.

(d) Upon the appropriate payment to Company of the Exercise Price for the Warrant Shares, Company shall promptly, but in no case later than the date that is three (3) Trading Days following the date the Exercise Price is received by the Company (or with respect to a “cashless exercise,” the date that is three (3) Trading Days following the Exercise Date) (the “Delivery Date”), and provided that the Registration Statement (as defined in the Purchase Agreement) has been declared effective, or the Warrant Shares are exempt from registration pursuant to Rule 144 or other applicable exemption, deliver or cause Company’s Transfer Agent to deliver the applicable Warrant Shares electronically via the DWAC system to the account designated by Investor on the Notice of Exercise (or issued in book entry form is such shares would be not be eligible for electronic transfer).

(e) If Warrant Shares are delivered later than as required under subsection (c) immediately above, Company agrees to pay, in addition to all other remedies available to Investor in the Transaction Documents, a late charge equal to the greater of (i) $500.00 and (ii) 2% of the product of (1) the number of shares of Common Stock not issued to Investor on a timely basis and to which Investor is entitled multiplied by (2) the Closing Trade Price of the Common Stock on the Trading Day immediately preceding the last possible date which Company could have issued such shares of Common Stock to Investor without violating this Warrant, rounded to the nearest multiple of $100.00 (such resulting amount, the “Warrant Share Value”) (but in any event the cumulative amount of such late fees for each exercise shall not exceed 200% of the Warrant Share Value), per Trading Day until such Warrant Shares are delivered (the “Late Fees”). Company acknowledges and agrees that the failure to timely deliver Warrant Shares hereunder is a material breach of this Warrant and that the Late Fees are properly charged as liquidated damages to compensate Investor for such breach. Company shall pay any Late Fees incurred under this subsection in immediately available funds upon demand. Furthermore, in the event that Company fails for any reason to effect delivery of the Warrant Shares as required under subsection (c) immediately above, Investor may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to Company, whereupon Company and Investor shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the Late Fees described above shall be payable through the date notice of revocation or rescission is given to Company. Finally, in the event Company fails to deliver any Warrant Shares to Investor for a period of ninety (90) days from the Delivery Date, Investor may elect, in its sole discretion, to stop the accumulation of the Late Fees as of such date and require Company to pay to Investor a cash amount equal to (i) the total amount of all Late Fees that have accumulated prior to the date of Investor’s election, plus (ii) the product of the number of Warrant Shares deliverable to Investor on such date if it were to exercise this Warrant with respect to the remaining number of Warrant Shares as of such date multiplied by the Closing Trade Price of the Common Stock on the Delivery Date (the “Cash Settlement Amount”). At such time as Investor makes an election to require Company to pay to it the Cash Settlement Amount, such obligation of Company shall be a valid and binding obligation of Company and shall for all purposes be deemed to be a debt obligation of Company owed to Investor as of the date it makes such election. Upon Company’s payment of the Cash Settlement Amount to Investor, this Warrant shall be deemed to have been satisfied. In addition, and for the avoidance of doubt, even if Company could not deliver the number of Warrant Shares deliverable to Investor if it were to exercise this Warrant with respect to the remaining number of Warrant Shares on the date of repayment due to the provisions of Section 2.2, the provisions of Section 2.2 will not apply with respect to Company’s payment of the Cash Settlement Amount.

17.2. Ownership Limitation. Notwithstanding anything to the contrary contained in this Warrant or the other Transaction Documents, if at any time Investor shall or would be issued shares of Common Stock, but such issuance would cause Investor (together with its affiliates) to own a number of shares exceeding 9.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), Company must not issue to Investor shares of Common Stock which would exceed the Maximum Percentage. The foregoing Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

18. Mutilation or Loss of Warrant. Upon receipt by Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, Company will execute and deliver to Investor a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

19. Rights of Investor. Investor shall not, by virtue of this Warrant alone, be entitled to any rights of a stockholder in Company, either at law or in equity, and the rights of Investor with respect to or arising under this Warrant are limited to those expressed in this Warrant and are not enforceable against Company except to the extent set forth herein.

20. Protection Against Dilution and Other Adjustments.

20.1. Capital Adjustments. If Company shall at any time prior to the expiration of this Warrant subdivide the Common Stock, by split-up or stock split, or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend, the number of Warrant Shares issuable upon the exercise of this Warrant shall forthwith be automatically increased proportionately in the case of a subdivision, split or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price and other applicable amounts, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5.1 shall become effective automatically at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

20.2. Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 5.1 above), then Company shall make appropriate provision so that Investor shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by Investor immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of Investor so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per Warrant Share payable hereunder, provided the aggregate purchase price shall remain the same.

21. Certificate as to Adjustments. In each case of any adjustment or readjustment in the number or kind of shares issuable on the exercise of this Warrant, or in the Exercise Price, pursuant to the terms hereof, Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. Nothing in this Section 6 shall be deemed to limit any other provision contained herein.

22. Transfer to Comply with the Securities Act. This Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”). Neither this Warrant nor the Warrant Shares may be sold, transferred, pledged or hypothecated without (a) an effective registration statement under the 1933 Act relating to such security or (b) an opinion of counsel reasonably satisfactory to Company that registration is not required under the 1933 Act; provided, however, that the foregoing restrictions on transfer shall not apply to the transfer of the Warrant to an affiliate of Investor. Until such time as registration has occurred under the 1933 Act, each certificate for this Warrant and any Warrant Shares shall contain a legend, in form and substance satisfactory to counsel for Company, setting forth the restrictions on transfer contained in this Section 7; provided, however, that Company acknowledges and agrees that any such legend shall be removed from all certificates for DTC Eligible Common Stock delivered hereunder as such Common Stock is cleared and converted into electronic shares by the DTC, and nothing contained herein shall be interpreted to the contrary. Upon receipt of a duly executed assignment of this Warrant, Company shall register the transferee thereon as the new holder on the books and records of Company and such transferee shall be deemed a “registered holder” or “registered assign” for all purposes hereunder, and shall have all the rights of Investor under this Warrant. Until this Warrant is transferred on the books of Company, Company may treat Investor as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

23. Notices. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by reference.

24. Supplements and Amendments; Entire Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant, together with the Purchase Agreement, contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings with respect to the subject matter hereof and thereof other than as expressly contained herein and therein.

25. Purchase Agreement; Arbitration of Disputes; Calculation Disputes. This Warrant is subject to the terms, conditions and general provisions of the Purchase Agreement, including without limitation the Arbitration Provisions (as defined in the Purchase Agreement). In addition, notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

26. Governing Law; Venue. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

27. Waiver of Jury Trial. COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS WARRANT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, COMPANY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

28. Remedies. The remedies at law of Investor under this Warrant in the event of any default or threatened default by Company in the performance of or compliance with any of the terms of this Warrant may not be adequate and, without limiting any other remedies available to Investor in the Transaction Documents, at law or equity, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without the obligation to post a bond.

29. Liquidated Damages. Company and Investor agree that in the event Company fails to comply with any of the terms or provisions of this Warrant, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees or other charges assessed under this Warrant are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Issue Date for purposes of determining the holding period under Rule 144 under the 1933 Act, if applicable).

30. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures delivered via facsimile or email shall be considered original signatures for all purposes hereof.

31. Attorneys’ Fees. In the event of any arbitration, litigation or dispute arising from this Warrant, the parties agree that the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

32. Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant or the validity or enforceability of this Warrant in any other jurisdiction.

33. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Warrant.

34. Descriptive Headings. Descriptive headings of the sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by an officer thereunto duly authorized as of the Issue Date.

COMPANY:

20/20 Biolabs, Inc.

By:
Jonathan Cohen, Chief Executive Officer

ATTACHMENT 1

DEFINITIONS

For purposes of this Warrant, the following terms shall have the following meanings:

A1. “Bloomberg” means Bloomberg L.P. (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by Investor and reasonably satisfactory to Company).

A2. “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Investor and Company. If Investor and Company are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved in accordance with the procedures in the Purchase Agreement governing Calculations. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A3. “DTC” means the Depository Trust Company or any successor thereto.

A4. “DTC Eligible” means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Investor’s brokerage firm for the benefit of Investor.

A5. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7. “DWAC Eligible” means that (a) Company’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (b) Company has been approved (without revocation) by the DTC’s underwriting department, (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program, (d) the Warrant Shares are otherwise eligible for delivery via DWAC; (e) Company has previously delivered all Warrant Shares to Investor via DWAC; and (f) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Warrant Shares via DWAC.

A8. “Exercise Price” means the Nasdaq Valuation Price.

A9. “Initial Listing Date” means the first date on which the shares of Company’s Common Stock are listed for trading on Nasdaq.

A10. “Nasdaq Valuation Price” means either (a) the Valuation based Bid Price or (b) Compelling Evidence-based Bid Price, as submitted by Company and accepted by Nasdaq to satisfy its initial listing criteria for Company’s direct listing onto Nasdaq, and calculated in accordance with Nasdaq Listing Rule IM-5505-1.

A11. “Trading Day” means any day Nasdaq is open for trading.

A12. “Transaction Documents” means the Purchase Agreement, the Pre-Paid Purchases (as defined in the Purchase Agreement), this Warrant, and all other documents, certificates, instruments and agreements entered into or delivered in conjunction therewith, as the same may be amended from time to time.

EXHIBIT A

NOTICE OF EXERCISE OF WARRANT

TO: 20/20 BIOLABS, INC.

ATTN: _______________

VIA FAX TO: ( )______________ EMAIL: ______________

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant to Purchase Shares of Common Stock dated as of November 17, 2025 (the “Warrant”), to purchase shares of the Common Stock, $0.01 par value (“Common Stock”), of 20/20 Biolabs, Inc., and tenders herewith payment in accordance with Section 2 of the Warrant, as follows:

_______ CASH EXERCISE:

Warrant Shares: _______________________

Exercise Price: $_______________________

Purchase Price: $___________________ = (Exercise Price x Warrant Shares)

Payment is being made by:

_____	enclosed check
_____	wire transfer
_____	other

_______ CASHLESS EXERCISE:

Net number of Warrant Shares to be issued to Investor: ______*

* X = Y (A-B)

A

Where X =	the number of Warrant Shares to be issued to Investor.

Y =	the number of Warrant Shares that the Investor elects to purchase under this Warrant (at the date of such calculation).

A =	the Closing Price (on the date two Trading Days prior to the Exercise Date).

B =	Exercise Price (as adjusted to the date of such calculation).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

It is the intention of Investor to comply with the provisions of Section 2.2 of the Warrant regarding certain limits on Investor’s right to receive shares thereunder. Investor believes this exercise complies with the provisions of such Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, Investor would receive more shares of Common Stock than permitted under Section 2.2, Company shall not be obligated and shall not issue to Investor such excess shares until such time, if ever, that Investor could receive such excess shares without violating, and in full compliance with, Section 2.2 of the Warrant.

As contemplated by the Warrant, this Notice of Exercise is being sent by email or by facsimile to the fax number and officer indicated above.

If this Notice of Exercise represents the full exercise of the outstanding balance of the Warrant, Investor will surrender (or cause to be surrendered) the Warrant to Company at the address indicated above by express courier within five (5) Trading Days after the Warrant Shares to be delivered pursuant to this Notice of Exercise have been delivered to Investor.

To the extent the Warrant Shares are not able to be delivered to Investor via the DWAC system, please deliver certificates representing the Warrant Shares to Investor via reputable overnight courier after receipt of this Notice of Exercise (by facsimile transmission or otherwise) to:

_____________________________________

_____________________________________

_____________________________________

Dated: _____________________

Streeterville Capital, LLC

By:
John M. Fife, President

Exhibit B

CERTIFICATE OF DESIGNATION OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

20/20 BIOLABS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned duly authorized officer of 20/20 Biolabs, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board”) by the Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board on November 12, 2025 adopted a resolution which creates a series of Preferred Stock of the Corporation designated as Series E Convertible Preferred Stock as follows:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation (which authorizes 20,000,000 shares of Preferred Stock), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 14 below.

Section 2. Designation, Number and Stated Value. There is hereby designated a class of Preferred Stock of the Corporation as Series E Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the “Series E Stock”). The number of authorized shares of the Series E Stock is forty-five thousand (45,000) shares. Each share of Series E Stock shall have a stated value of $1,098.90 (the “Stated Value”). For purposes hereof, a holder of a share or shares of Series E Stock, with respect to their rights as related to the Series E Stock, shall be referred to as a “Series E Holder.”

Section 3. Ranking. Except to the extent that the holders of at least a majority of the outstanding Series E Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series E Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be qualified by the rights, powers, preferences and privileges of the Series E Stock. Without limiting any other provision of this Certificate of Designation, without the prior express written consent of the Required Holders, voting separately as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series E Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series E Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the shares of Series E Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Section 4. Preferred Return.

(a) Each share of Series E Stock shall accrue a rate of return on the Stated Value at the rate of 9% per annum, to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series E Stock from its Issuance Date, and shall be payable or otherwise settled as set forth herein. Following the occurrence of an Event of Default (as defined below), the Preferred Return will increase to 15% per annum until such Event of Default has been cured.

(b) The Preferred Return shall compound daily and be payable on a quarterly basis, within five (5) Trading Days following the end of each calendar quarter, either in cash or via the issuance to the applicable Series E Holder of an additional number of shares of Series E Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series E Stock to be determined in the discretion of the Corporation.

(c) In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series E Stock, no fractional shares of Series E Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series E Stock.

Section 5. Liquidation, Dissolution or Winding Up; Deemed Liquidation Events.

(a) Preferential Payments to Holders of Series E Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), each share of Series E Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock equal to by reason of their ownership thereof, an amount per share of Series E Stock equal to the Stated Value at such time plus any accrued and unpaid Preferred Return (as applicable, the “Series E Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series E Preferred Liquidation Amount, the Series E Holders with respect to their shares of Series E Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series E Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its stockholders, the Series E Stock shall not participate in such distributions.

(b) Deemed Liquidation Events. Each of the following events shall be considered a “Deemed Liquidation Event”:

(i) a merger or consolidation in which the Corporation is a constituent party and in which the stockholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(c) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(b)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the Series E Stock shall be allocated in accordance with Section 5(a).

(d) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series E Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such Series E Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 5(b)(i), if any portion of the consideration payable to the Series E Holders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the merger agreement or other agreement related to such event shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Series E Holders in accordance with Section 5(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the Series E Holders upon satisfaction of such contingencies shall be allocated among the Series E Holders in accordance with Section 5(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 6. Conversions. The Series E Stock shall be convertible into Common Stock at any time or times following the applicable Issuance Date of such Series E Stock on the terms and conditions set forth in this Section 6.

(a) Conversion Right. Any Series E Holder shall be entitled to convert its Series E Stock into fully paid and non-assessable shares of Common Stock in accordance with this Section 6. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fractional share up to the nearest whole share. The Corporation shall pay any and all fees, transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. Conversion notices in the form attached hereto as Exhibit A (a “Conversion Notice”) may be effectively delivered to the Corporation at the email or other address provided to such Series E Holder by the Corporation.

(b) Conversion Shares. The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Shares”).

(c) Method of Conversion Share Delivery. On or before the close of business on the second (2nd) Trading Day following the date of delivery of a Conversion Notice (the “Delivery Date”), the Corporation shall, deliver or cause its transfer agent to issue and deliver the applicable Conversion Shares electronically to the account designated by holder in the applicable Conversion Notice.

(d) Conversion Delays. If the Corporation fails to deliver Conversion Shares by the applicable Delivery Date, holder may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such conversion. In addition, for each conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be paid in cash to the Series E Holder.

(e) Ownership Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designation or any other agreement between the Corporation and a Series E Holder, the Corporation shall not effect any conversion of Series E Stock to the extent that after giving effect to such conversion would cause the Series E Holder (together with its Affiliates) to beneficially own a number of shares of Common Stock exceeding 9.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of shares of Common Stock will be determined pursuant to Section 13(d) of the Exchange Act. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of each Series E Holder.

Section 7. Trigger Events. The occurrence of any of the following events will be considered a “Trigger Event” hereunder:

(a) the Corporation receives a letter of non-compliance from the Principal Market or other similar correspondence;

(b) beginning forty-five (45) days following the Initial Listing Date, the average market capitalization of the Corporation during any three (3) Trading Day period is less than $125,000,000;

(c) in any quarter beginning from and after the Issuance Date, the Corporation’s: (i) stockholder equity is less than $4,000,000, or (ii) revenue is less than $1,000,000;

(d) any closing trade price of the Common Stock as reported by Bloomberg is fifty percent (50%) or more below the opening trade price of the Common Stock on the Initial Listing Date; or

(e) any shares of Series E Stock remain outstanding for the earlier of 180 days following the Initial Listing Date or 90 days following the effective date of the registration statement registering the Conversion Shares.

Section 8. Corporation Optional Redemption.

(a) Subject to the terms and conditions herein, at any time after the date that is six (6) months from the applicable Issuance Date, the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series E Stock then issued and outstanding from all of the Series E Holders (a “Corporation Optional Redemption”) by paying to the applicable Series E Holders an amount in cash equal to the Series E Preferred Liquidation Amount then applicable to such shares of Series E Stock being redeemed in the Corporation Optional Redemption multiplied by 120% (the “Redemption Price”). For the avoidance of doubt, any redemptions made in connection with a Fundamental Transaction or Deemed Liquidation Event will be paid at the Redemption Price.

(b) The Corporation shall provide written notice of any Corporation Optional Redemption to the Series E Holder(s) within ten Trading Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed on the tenth Trading Day following the delivery of such notice, and at such time the Corporation shall deliver to the Series E Holder(s) the Redemption Price in valid funds. Each Series E Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption; provided, however, the Series E Holders will still have the right to exercise their right to convert the Series E Stock into Common Stock during the foregoing ten-day notice period.

Section 9. Dividends and Distributions. The Series E Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 10. Vote; Amendment.

(a) Other than as set forth in Section 10(b), the Series E Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b) The Corporation may not, and shall not, amend or repeal this Certificate of Designation without the prior written consent of the Required Holders, in which vote each share of Series E Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series E Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 11. Covenants. Until such time as no shares of Series E Stock remain outstanding, the Corporation will at all times comply with the following covenants:

(a) The Corporation will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Corporation, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b) The Common Stock will be listed or quoted for trading on any of the New York Stock Exchange, NYSE American or the Nasdaq Stock Market.

(c) After the initial issuance of Series E Stock, the Corporation will not issue any new shares of Series E Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(d) The Corporation will not increase the authorized shares of Common Stock or Series E Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(e) Except for (i) a customary chill or similar restriction imposed in connection with a reverse split of the Company’s Common Stock, (iii) any suspension, halt, chill, freeze, or cessation of trading resulting from events outside the reasonable control of the Corporation (including, without limitation, temporary trading halts imposed in connection with volatile trading, force majeure events, technical failures, or market-wide trading halts), the Corporation will ensure that trading in the Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on the Corporation’s principal trading market.

(f) The Corporation will not make any Restricted Issuance other than an Exempt Issuance without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(g) The Corporation shall not enter into or extend any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation (i) from entering into a variable rate transaction with any Series E Holder or any Affiliate of any Series E Holder, or (ii) from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Corporation’s securities to any Series E Holder or any Affiliate of any Series E Holder.

(h) The Corporation will not pledge or grant a security interest in any of its assets material assets outside the ordinary course of business without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(i) The Corporation will not, and will not enter into any agreement or commitment to, dispose of assets or operations that are material to the Corporation’s operations, taken as a whole, outside the ordinary course of business, without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion. Notwithstanding the foregoing, the Corporation may dispose of obsolete, worn-out, or surplus property, or make sales of inventory in the ordinary course of business, without such consent.

(j) Except in connection with satisfaction of a deficiency notice from the Principal Market, the Corporation will not, and will not enter into any agreement or commitment to, undertake or complete any reverse split of any class of Common Stock or Preferred Stock without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion.

(k) The Corporation will not, and will not enter into any agreement or commitment to, create, authorize, or issue any new class or series of Preferred Stock without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(l) The Corporation will not consummate a Fundamental Transaction or enter into an agreement to consummate a Fundamental Transaction without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion. Notwithstanding the foregoing, no such consent shall be required for any merger, consolidation, or sale of assets in which the Series E Shares are redeemed or converted in full in connection with such Fundamental Transaction.

Section 12. Covenant Default.

(a) Event of Default. The Required Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i) The Corporation fails to fully comply with any covenant, obligation or agreement of the Corporation in this Certificate of Designation (other than payment or issuance defaults which are addressed in subparagraph (ii) below) or a breach of any covenant owed to any Series E Holder in any other agreement between the Corporation and such Series E Holder, and such failure, if known to the Required Holders and reasonably possible of cure, is not cured within ten (10) Trading Days of the occurrence of such event;

(ii) The Corporation fails to pay any amount due and payable to the Series E Holders pursuant to and as required by this Certificate of Designation, or fails to issue any additional shares of Series E Stock or Common Stock to the Series E Holders pursuant to and as required by this Certificate of Designation, and such failure, if known to the Series E Holders and reasonably possible of cure, is not cured within five (5) Trading Days of the occurrence of such event;

(iii) The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(iv) a proceeding or case shall be commenced, without the application or consent of the Corporation, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Corporation shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) Consequences of Events of Default. Upon the occurrence of an Event of Default, the Stated Value will automatically increase by ten percent (10%). If an Event of Default has occurred (i) the Required Holders may, by notice to the Corporation, force the Corporation to redeem all of the issued and outstanding shares of Series E Stock then held by the Series E Holders for a price equal to (A) the Stated Value of all such shares of Series E Stock; plus (B) any accrued and unpaid Preferred Return with respect to all such shares of Series E Stock, provided that such Preferred Return shall be paid in cash in an amount equal to the number of shares of Series E Stock otherwise issuable for the Preferred Return multiplied by the Stated Value; plus (C) any and all other amounts due and payable to the Series E Holders pursuant to this Certificate of Designation; (ii) the Series E Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity; and (iii) the Series E Holders shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Corporation from issuing any of its Common Stock or Preferred Stock to any party unless all the shares of Series E Stock owned by the Series E Holders are redeemed in full simultaneously with such issuance.

(c) Expenses. In the event that any Series E Holder incurs expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Corporation shall immediately reimburse such Series E Holder the reasonable costs thereof.

Section 13. Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

(a) “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(b) “Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

(c) “Control” means (i) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (iii) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

(d) “Conversion Amount” means the number of shares of Series E Stock being converted multiplied by the then-current Stated Value.

(e) “Conversion Price” means: (i) prior to the occurrence of a Trigger Event or Event of Default, the Fixed Conversion Price, and (ii) following the occurrence of a Trigger Event or Event of Default, the lesser of (A) the Fixed Conversion Price, and (B) the Market Price.

(f) “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion Notice multiplied by the daily VWAP on the Delivery Date for such conversion.

(g) “Equity Securities” means Common Stock of the Corporation, Preferred Stock of the Corporation and any option, warrant, or right to subscribe for, acquire or purchase Common Stock or Preferred Stock.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

(i) “Exempt Issuance” means the issuance of (i) Common Stock or options to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (ii) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Certificate of Designation, provided that such securities have not been amended since the date of this Certificate of Designation to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (iii) securities issued at a price of at least $5.00 per share (as adjusted for any forward or reverse stock splits or similar events) pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (iv) shares of Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to an equipment leasing or real property leasing transaction approved by a majority of the disinterested directors of the Corporation, (v) shares of Common Stock, options or convertible securities issued to in connection with the provision of goods or services pursuant to transactions approved by a majority of the disinterested directors of the Corporation, (vi) shares of Common Stock, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved a majority of the disinterested directors of the Corporation, and (vii) shares of Common Stock, options or convertible securities in connection with an equity financing following the date that is 120 days from the effective date of the registration statement registering the resale of the Conversion Shares, so long as such issuance price is at least $5.00 per share (as adjusted for any forward or reverse stock splits or similar events). Notwithstanding the foregoing, in no event will the issuance of any security containing a term or feature that varies with the market price of the Common Stock be considered an Exempt Issuance, and no issuances after the date that is 18 months following the Initial Issuance Date will be considered Exempt Issuances.

(j) “Fixed Conversion Price” means either (a) the Valuation based Bid Price or (b) Compelling Evidence-based Bid Price, as submitted by the Corporation and accepted by the Nasdaq Stock Market to satisfy its initial listing criteria for the Corporation’s direct listing onto the Nasdaq Stock Market, and calculated in accordance with Nasdaq Listing Rule IM-5505-1.

(k) “Floor Price” means $1.00 prior to the Initial Listing Date, and thereafter 20% of the “Minimum Price” as defined in Rule 5635 of the rules of the Nasdaq Stock Market (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) calculated as of the most recent Issuance Date following the initial issuance of Series E Stock.

(l) “Fundamental Transaction” means that (i) (A) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other person or entity, (B) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (C) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (D) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (E) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify either class of the Common Stock, other than an increase in the number of authorized shares of either class of the Corporation’s Common Stock, (F) the Corporation transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with the Corporation, or (G) the Corporation pays or makes any monetary or non-monetary dividend or distribution to its stockholders; or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation.

(m) “Initial Listing Date” means the first day that shares of the Common Stock trade on the Nasdaq Stock Market.

(n) “Issuance Date” means the date that the applicable shares of Series E Stock are issued to a Series E Holder.

(o) “Liabilities” means with respect to the Corporation, only those liabilities or obligations of any nature whatsoever that are required to be recognized as liabilities in accordance with United States generally accepted accounting principles (GAAP), but excluding (i) any liabilities that are contingent, unasserted, or unknown unless and until such liabilities are required to be recognized as liabilities under GAAP or are specifically disclosed in writing to the Series E Holders, and (ii) any liabilities arising solely from changes in law or regulation after the date hereof, or from acts or omissions of any Series E Holder or its Affiliates.

(p) “Market Capitalization” means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding Common Stock as reported on the Corporation’s most recently filed Form 10-Q or Form 10-K.

(q) “Market Price” means 89% multiplied by the lowest daily VWAP during the ten (10) Trading Day period prior to the applicable measurement date, but in no event lower than the Floor Price.

(r) “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(s) “Principal Market” means the Nasdaq Stock Market; provided however, that in the event Company’s Common Stock is ever listed or traded on the New York Stock Exchange or NYSE American, then the “Principal Market” shall mean such other market or exchange on which Company’s Common Stock is then listed or traded.

(t) “Restricted Issuance” means the (i) the issuance, incurrence or guaranty of any debt or additional Liabilities other than (a) trade payables incurred in the ordinary course of business, (b) indebtedness or Liabilities incurred pursuant to equipment leases, purchase money financings, or capital leases entered into in the ordinary course of business, (c) indebtedness or Liabilities incurred in connection with bona fide commercial banking or credit card arrangements on customary terms, and (d) intercompany indebtedness among the Corporation and its wholly owned subsidiaries, (ii) the issuance of (a) any Equity Securities of the Corporation, including, without limitation any Common Stock or any class or series of Preferred Stock; (b) any securities that are convertible into or exchangeable for shares of Common Stock or any class or series of Preferred Stock, other than in each of the foregoing clauses (i) and (ii), for any such issuances or sales to a Series E Holder as contemplated in this Certificate of Designation or otherwise to a Series E Holder or any of its Affiliates. For the avoidance of doubt, the issuance of Common Stock under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Restricted Issuance for purposes hereof if the number of shares of Common Stock to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. Notwithstanding the foregoing, any issuance that is an Exempt Issuance will not be considered a Restricted Issuance if such Exempt Issuance is made during the 18-month period following the Initial Listing Date.

(u) “SEC” means the United States Securities and Exchange Commission.

(v) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(w) “Trading Day” means any day on which the Principal Market is open for trading.

(x) “VWAP” means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg, LP.

Section 14. Miscellaneous.

(a) Legend. Any certificates representing the Series E Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Uncertificated Shares Lost or Mutilated Series E Stock Certificate. The Series E Stock shall be issued to each Series E Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series E Holder requests such Series E Stock be issued to such Series E Holder in certificated form. If any certificate for the Series E Stock held by the Series E Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series E Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Corporation or any Series E Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series E Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Series E Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

IN WITNESS WHEREOF, 20/20 Biolabs, Inc., a Delaware corporation, has caused this Certificate of Designation to be signed by a duly authorized officer on this ____ day of _____________.

20/20 Biolabs, Inc.

Name:	Jonathan Cohen
Title:	Chief Executive Officer

EXHIBIT A

20/20 BIOLABS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Series E Convertible Preferred Stock of 20/20 Biolabs, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Shares”), of 20/20 Biolabs, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common stock, par value $0.01, of the Corporation, as of the date specified below.

A. Date of Conversion: ________________________

B. No. of Series E Preferred Shares Being Converted: ________________________

C. Conversion Amount: ________________________

D. Conversion Price: ________________________

E. Conversion Shares: ________________________ (C divided by D)

F. Remaining Series E Preferred Shares Held: ________________________

Please transfer the Conversion Shares electronically to the following account:

Broker: ________________________	Address:______________________________
DTC#: __________________	__________________________
Account #:_____________________	______________________________
Account Name:___________

Series E Holder:

[________]

By:
[_____], [______]

Exhibit E

ARBITRATION PROVISIONS

1. Dispute Resolution. For purposes of these arbitration provisions (the “Arbitration Provisions”), the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Transaction Documents and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions (defined below)) or any of the other Transaction Documents. For the avoidance of doubt, Investor’s pursuit of an injunction or other Claim pursuant to these Arbitration Provisions or with a court will not later prevent Investor under the doctrines of claim preclusion, issue preclusion, res judicata or other similar legal doctrines from pursuing other Claims in a separate arbitration in the future. The parties to the Agreement (the “parties”) hereby agree that the Claims may be arbitrated in one or more arbitrations pursuant to these Arbitration Provisions (one for an injunction or injunctions and a separate one for all other Claims). The term “Claims” specifically excludes a dispute over Calculations. The parties to the Agreement hereby agree that these Arbitration Provisions are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable for any reason is subject to these Arbitration Provisions. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or any other Transaction Document) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable pursuant to Section 29 of the 1934 Act or for any other reason is subject to these Arbitration Provisions. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in the Agreement.

2. Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Salt Lake County, Utah and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Paragraph 5 below (the “Appeal Right”), the parties agree that the award of the arbitrator rendered pursuant to Paragraph 4 below (the “Arbitration Award”) shall be (a) final and binding upon the parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Arbitration Award shall include default interest (as defined or otherwise provided for in the Certificate of Designation, “Default Interest”) (with respect to monetary awards) at the rate specified in the Certificate of Designation for Default Interest both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Salt Lake County, Utah.

3. The Arbitration Act. The parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B-11-101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Notwithstanding the foregoing, pursuant to, and to the maximum extent permitted by, Section 105 of the Arbitration Act, in the event of conflict or variation between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control and the parties hereby waive or otherwise agree to vary the effect of all requirements of the Arbitration Act that may conflict with or vary from these Arbitration Provisions.

4. Arbitration Proceedings. Arbitration between the parties will be subject to the following:

4.1 Initiation of Arbitration. Pursuant to Section 110 of the Arbitration Act, the parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under Section 15.10 of the Agreement (the “Notice Provision”); provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered to such other party under the Notice Provision (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to the Notice Provision or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

4.2 Selection and Payment of Arbitrator.

(a) Within ten (10) calendar days after the Service Date, Investor shall select and submit to Company the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three (3) designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within five (5) calendar days after Investor has submitted to Company the names of the Proposed Arbitrators, Company must select, by written notice to Investor, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Company fails to select one of the Proposed Arbitrators in writing within such 5-day period, then Investor may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Company.

(b) If Investor fails to submit to Company the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to subparagraph (a) above, then Company may at any time prior to Investor so designating the Proposed Arbitrators, identify the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Investor. Investor may then, within five (5) calendar days after Company has submitted notice of its Proposed Arbitrators to Investor, select, by written notice to Company, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Investor fails to select in writing and within such 5-day period one (1) of the three (3) Proposed Arbitrators selected by Company, then Company may select the arbitrator from its three (3) previously selected Proposed Arbitrators by providing written notice of such selection to Investor.

(c) If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Paragraph 4.2.

(d) The date that the Proposed Arbitrator selected pursuant to this Paragraph 4.2 agrees in writing (including via email) delivered to both parties to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”. If an arbitrator resigns or is unable to act during the Arbitration, a replacement arbitrator shall be chosen in accordance with this Paragraph 4.2 to continue the Arbitration. If Utah ADR Services ceases to exist or to provide a list of neutrals and there is no successor thereto, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 4.10 below, the cost of the arbitrator must be paid equally by both parties. Subject to Paragraph 4.10 below, if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

4.3 Applicability of Certain Utah Rules. The parties agree that the Arbitration shall be conducted generally in accordance with the Utah Rules of Civil Procedure and the Utah Rules of Evidence. More specifically, the Utah Rules of Civil Procedure shall apply, without limitation, to the filing of any pleadings, motions or memoranda, the conducting of discovery, and the taking of any depositions. The Utah Rules of Evidence shall apply to any hearings, whether telephonic or in person, held by the arbitrator. Notwithstanding the foregoing, it is the parties’ intent that the incorporation of such rules will in no event supersede these Arbitration Provisions. In the event of any conflict between the Utah Rules of Civil Procedure or the Utah Rules of Evidence and these Arbitration Provisions, these Arbitration Provisions shall control.

4.4 Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting party stating that the arbitrator will enter a default award against such party if such party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

4.5 Related Litigation. The party that delivers the Arbitration Notice to the other party shall have the option to also commence concurrent legal proceedings with any state or federal court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (a) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (b) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an Arbitration Award (or Appeal Panel Award (defined below), as applicable) hereunder, (c) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (d) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator (or of the Appeal Panel (defined below)) may be entered in such Litigation Proceedings pursuant to the Arbitration Act. In the event either party successfully petitions a court to compel arbitration, the losing party in such action shall be required to pay the prevailing party’s attorneys’ fees and costs incurred in connection with such action.

4.6 Discovery. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted as follows:

(a) Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking written discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i) To facts directly connected with the transactions contemplated by the Agreement.

(ii) To facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

(b) No party shall be allowed (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) document requests (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition. The costs associated with depositions will be borne by the party taking the deposition. The party defending the deposition will submit a notice to the party taking the deposition of the estimated attorneys’ fees that such party expects to incur in connection with defending the deposition. If the party defending the deposition fails to submit an estimate of attorneys’ fees within five (5) calendar days of its receipt of a deposition notice, then such party shall be deemed to have waived its right to the estimated attorneys’ fees. The party taking the deposition must pay the party defending the deposition the estimated attorneys’ fees prior to taking the deposition, unless such obligation is deemed to be waived as set forth in the immediately preceding sentence. If the party taking the deposition believes that the estimated attorneys’ fees are unreasonable, such party may submit the issue to the arbitrator for a decision. All depositions will be taken in Utah.

(c) All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other party. The party submitting the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. The receiving party will then be allowed, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, consistent with subparagraph (c) above, the arbitrator will within three (3) calendar days make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (i) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (ii) requires the responding party to respond to the discovery requests as limited by the arbitrator within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 5-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. Any party submitting any written discovery requests, including without limitation interrogatories, requests for production subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, before the responding party has any obligation to produce or respond to the same, unless such obligation is deemed waived as set forth above.

(d) In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(e) Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each party will be allowed a maximum of two (2) experts. Expert reports must contain the following: (i) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (ii) the expert’s name and qualifications, including a list of all the expert’s publications within the preceding ten (10) years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. The parties are entitled to depose any other party’s expert witness one (1) time for no more than four (4) hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

4.7 Dispositive Motions. Each party shall have the right to submit dispositive motions pursuant Rule 12 or Rule 56 of the Utah Rules of Civil Procedure (a “Dispositive Motion”). The party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other party a memorandum in support (the “Memorandum in Support”) of the Dispositive Motion. Within seven (7) calendar days of delivery of the Memorandum in Support, the other party shall deliver to the arbitrator and to the other party a memorandum in opposition to the Memorandum in Support (the “Memorandum in Opposition”). Within seven (7) calendar days of delivery of the Memorandum in Opposition, as applicable, the party that submitted the Memorandum in Support shall deliver to the arbitrator and to the other party a reply memorandum to the Memorandum in Opposition (“Reply Memorandum”). If the applicable party shall fail to deliver the Memorandum in Opposition as required above, or if the other party fails to deliver the Reply Memorandum as required above, then the applicable party shall lose its right to so deliver the same, and the Dispositive Motion shall proceed regardless.

4.8 Confidentiality. All information disclosed by either party (or such party’s agents) during the Arbitration process (including without limitation information disclosed during the discovery process or any Appeal (defined below)) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party (or its agents) during the Arbitration process (including without limitation during the discovery process or any Appeal) unless (a) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party or its agents, (b) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure, or (c) such information is disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

4.9 Authorization; Timing; Scheduling Order. Subject to all other sections of these Arbitration Provisions, the parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the Arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the parties hereby agree that an Arbitration Award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 120-day period.

4.10 Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

4.11 Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration.

4.12 Motion to Vacate. Following the entry of the Arbitration Award, if either party desires to file a Motion to Vacate the Arbitration Award with a court in Salt Lake County, Utah, it must do so within the earlier of: (a) thirty (30) days of entry of the Arbitration; and (b) in response to the prevailing party’s Motion of Confirm the Arbitration Award.

5. Arbitration Appeal.

5.1 Initiation of Appeal. Following the entry of the Arbitration Award, either party (the “Appellant”) shall have a period of thirty (30) calendar days in which to notify the other party (the “Appellee”), in writing, that the Appellant elects to appeal (the “Appeal”) the Arbitration Award (such notice, an “Appeal Notice”) to a panel of arbitrators as provided in Paragraph 5.2 below. The date the Appellant delivers an Appeal Notice to the Appellee is referred to herein as the “Appeal Date”. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Paragraph 4.1 above with respect to delivery of an Arbitration Notice. In addition, together with delivery of the Appeal Notice to the Appellee, the Appellant must also pay for (and provide proof of such payment to the Appellee together with delivery of the Appeal Notice) a bond in the amount of 110% of the sum the Appellant owes to the Appellee as a result of the Arbitration Award the Appellant is appealing. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Paragraph 5.1, the Appeal will occur as a matter of right and, except as specifically set forth herein, will not be further conditioned. In the event a party does not deliver an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline prescribed in this Paragraph 5.1, such party shall lose its right to appeal the Arbitration Award. The Arbitration Award will be considered final until the Appeal Notice has been properly delivered and the applicable appeal bond has been posted (along with proof of payment of the applicable bond). The parties acknowledge and agree that any Appeal shall be deemed part of the parties’ agreement to arbitrate for purposes of these Arbitration Provisions and the Arbitration Act.

5.2 Selection and Payment of Appeal Panel. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of Paragraph 5.1 above, the Appeal will be heard by a three (3) person arbitration panel (the “Appeal Panel”).

(a) Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) designated persons hereunder are referred to herein as the “Proposed Appeal Arbitrators”). For the avoidance of doubt, each Proposed Appeal Arbitrator must be qualified as a “neutral” with Utah ADR Services, and shall not be the arbitrator who rendered the Arbitration Award being appealed (the “Original Arbitrator”). Within five (5) calendar days after the Appellee has submitted to the Appellant the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such 5-day period, then the Appellee may select such three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

(b) If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to subparagraph (a) above, then the Appellant may at any time prior to the Appellee so designating the Proposed Appeal Arbitrators, identify the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service (none of whom may be the Original Arbitrator) by written notice to the Appellee. The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators to the Appellee, select, by written notice to the Appellant, three (3) of such selected arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such 5-day period three (3) of the arbitrators selected by the Appellant to serve as the members of the Appeal Panel, then the Appellant may select the three (3) members of the Appeal Panel from the Appellant’s list of five (5) arbitrators by providing written notice of such selection to the Appellee.

(c) If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the party that selected such Proposed Appeal Arbitrator may select one (1) of the other five (5) designated Proposed Appeal Arbitrators within three (3) calendar days of the date a chosen Proposed Appeal Arbitrator declines or notifies the parties he or she is unable to serve as an arbitrator. If at least three (3) of the five (5) designated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall begin again in accordance with this Paragraph 5.2; provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

(d) The date that all three (3) Proposed Appeal Arbitrators selected pursuant to this Paragraph 5.2 agree in writing (including via email) delivered to both the Appellant and the Appellee to serve as members of the Appeal Panel hereunder is referred to herein as the “Appeal Commencement Date”. No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including via email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to serve as the lead arbitrator in the Appeal proceedings. Each member of the Appeal Panel shall be deemed an arbitrator for purposes of these Arbitration Provisions and the Arbitration Act, provided that, in conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval or vote of no less than the majority vote of its members, as announced or communicated by the lead arbitrator on the Appeal Panel. If an arbitrator on the Appeal Panel ceases or is unable to act during the Appeal proceedings, a replacement arbitrator shall be chosen in accordance with Paragraph 5.2 above to continue the Appeal as a member of the Appeal Panel. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrators for the Appeal Panel shall be selected under the then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 5.7 below, the cost of the Appeal Panel must be paid entirely by the Appellant.

5.3 Appeal Procedure. The Appeal will be deemed an appeal of the entire Arbitration Award. In conducting the Appeal, the Appeal Panel shall conduct a de novo review of all Claims described or otherwise set forth in the Arbitration Notice. Subject to the foregoing and all other provisions of this Paragraph 5, the Appeal Panel shall conduct the Appeal in a manner the Appeal Panel considers appropriate for a fair and expeditious disposition of the Appeal, may hold one or more hearings and permit oral argument, and may review all previous evidence and discovery, together with all briefs, pleadings and other documents filed with the Original Arbitrator (as well as any documents filed with the Appeal Panel pursuant to Paragraph 5.4(a) below). Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the parties to conduct any additional discovery or raise any new Claims to be arbitrated, shall not permit new witnesses or affidavits, and shall not base any of its findings or determinations on the Original Arbitrator’s findings or the Arbitration Award.

5.4 Timing.

(a) Within seven (7) calendar days of the Appeal Commencement Date, the Appellant (i) shall deliver or cause to be delivered to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the Arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material Appellee shall have the right to review and supplement if necessary), and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a Memorandum in Support of the Appellant’s arguments concerning or position with respect to all Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration. Within seven (7) calendar days of the Appellant’s delivery of the Memorandum in Support, as applicable, the Appellee shall deliver to the Appeal Panel and to the Appellant a Memorandum in Opposition to the Memorandum in Support. Within seven (7) calendar days of the Appellee’s delivery of the Memorandum in Opposition, as applicable, the Appellant shall deliver to the Appeal Panel and to the Appellee a Reply Memorandum to the Memorandum in Opposition. If the Appellant shall fail to substantially comply with the requirements of clause (i) of this subparagraph (a), the Appellant shall lose its right to appeal the Arbitration Award, and the Arbitration Award shall be final. If the Appellee shall fail to deliver the Memorandum in Opposition as required above, or if the Appellant shall fail to deliver the Reply Memorandum as required above, then the Appellee or the Appellant, as the case may be, shall lose its right to so deliver the same, and the Appeal shall proceed regardless.

(b) Subject to subparagraph (a) above, the parties hereby agree that the Appeal must be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel must render its decision within thirty (30) calendar days after the Appeal is heard (and in no event later than sixty (60) calendar days after the Appeal Commencement Date).

5.5 Appeal Panel Award. The Appeal Panel shall issue its decision (the “Appeal Panel Award”) through the lead arbitrator on the Appeal Panel. Notwithstanding any other provision contained herein, the Appeal Panel Award shall (a) supersede in its entirety and make of no further force or effect the Arbitration Award (provided that any protective orders issued by the Original Arbitrator shall remain in full force and effect), (b) be final and binding upon the parties, with no further rights of appeal, (c) be the sole and exclusive remedy between the parties regarding any Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration, and (d) be promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Appeal Panel Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Appeal Panel Award shall include Default Interest (with respect to monetary awards) at the rate specified in the Certificate of Designation for Default Interest both before and after the Arbitration Award. Judgment upon the Appeal Panel Award will be entered and enforced by a state or federal court sitting in Salt Lake County, Utah.

5.6 Relief. The Appeal Panel shall have the right to award or include in the Appeal Panel Award any relief which the Appeal Panel deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the Appeal Panel may not award exemplary or punitive damages.

5.7 Fees and Costs. As part of the Appeal Panel Award, the Appeal Panel is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration and the Appeal Panel, and (b) reimburse the prevailing party (the party being awarded the most amount of money by the Appeal Panel, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any part) the reasonable attorneys’ fees, arbitrator and Appeal Panel costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration (including without limitation in connection with the Appeal).

6. Miscellaneous.

6.1 Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

6.2 Governing Law. These Arbitration Provisions shall be governed by the laws of the State of Utah without regard to the conflict of laws principles therein.

6.3 Interpretation. The headings of these Arbitration Provisions are for convenience of reference only and shall not form part of, or affect the interpretation of, these Arbitration Provisions.

6.4 Waiver. No waiver of any provision of these Arbitration Provisions shall be effective unless it is in the form of a writing signed by the party granting the waiver.

6.5 Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions.

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